Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                 Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Submission of Investigational New Drug Application

Waltham, MA — April 16, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced the submission to the United States Food and Drug Administration (FDA) of an Investigational New Drug application (IND) to initiate a Phase I clinical study of PPI-2458, the Company’s drug candidate for the treatment of non-Hodgkin’s lymphoma.  PPI-2458 is a novel, proprietary molecule based on the fumagillin class of compounds that have been shown to prevent both abnormal cell growth and the formation of new blood vessels (known as anti-angiogenesis), which contribute to aberrant tissue growth.  In the proposed study, the Company will evaluate an oral formulation of PPI-2458 in non-Hodgkin’s lymphoma patients who are no longer deriving benefits from other therapies.   Following submission, the FDA has 30 days to review and provide feedback on the Company’s IND.  Assuming that the FDA accepts the IND and has no comments or requests, the Company expects to initiate its Phase I clinical trial during the second half of 2003.

“We are very pleased that we have taken this important step toward moving PPI-2458, our third compound from internal research and discovery efforts, forward into human clinical trials,” said Malcolm L. Gefter, Ph.D., Chairman and Chief Executive Officer of PRAECIS.  “This event comes on the heels of the resubmission of our New Drug Application for our first compound, Plenaxis™, for the treatment of advanced prostate cancer, for which we are awaiting FDA action.  PPI-2458 has demonstrated potent preclinical anti-cancer activity across a broad range of tumor cell lines at the National Cancer Institute, as well as in animal models of cancer here at PRAECIS.  This compound could well represent an important new class of therapy in the fight against non-Hodgkin’s lymphoma.”

The Company also announced that United States Patent No. 6,548,477 was issued on April 15, 2003 covering a family of fumagillin analogs, including PPI-2458.

Non-Hodgkin’s lymphoma is a cancerous condition which is characterized by abnormal growth of the cells which comprise lymph nodes.  Lymph nodes are found throughout the body and are a major part of the body’s immune system.  According to the American Cancer Society, approximately 53,400 Americans will be diagnosed with non-Hodgkin’s lymphoma in 2003.  Approximately 85% of non-Hodgkin’s lymphomas are B-cell lymphomas.  Current treatments for B-cell non-Hodgkin’s lymphoma include radiation treatment, chemotherapy and treatment with specific monoclonal antibodies depending on the type and stage of disease.

In addition to non-Hodgkin’s lymphoma, the Company also intends to continue evaluating the potential utility of PPI-2458 for treating other cancers, as well as rheumatoid arthritis.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology.  LEAP™ combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process.  PRAECIS employed LEAP™ in the development of Plenaxis™, its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis.  PRAECIS also has a clinical program in Alzheimer’s disease, and has numerous programs in the research or preclinical development stage.

This news release contains forward-looking statements, including, but not limited to, statements regarding pre-clinical and clinical studies of, and the filing and review by the United States Food and Drug Administration (FDA) of an Investigational New Drug application for, PPI-2458 for the treatment of non-Hodgkin’s lymphoma.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to certain factors and uncertainties. These include, but are not limited to, unexpected results in preclinical and clinical studies, the need for additional research and testing, including as a result of unanticipated determinations by the FDA, the timing and content of decisions made by the FDA, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.